Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
August 07, 2007
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS 31 PERCENT INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2007

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced a $349,000, or 31 percent, increase in net income for the quarter ended June 30, 2007 compared to the same period in 2006. Net income for the second quarter was $1.5 million, or $0.22 per share (diluted), compared to a net income of $1.1 million, or $0.19 per share (diluted), for the second quarter in 2006. Net income increased $2.2 million, or 31 percent, for the first six months in 2007 when compared to the same period in 2006. Net income for the first six months in 2007 was $9.5 million, or $1.39 per share (diluted), compared to a net income of $7.2 million, or $1.20 per share (diluted), for the same period in 2006. The increase in the quarterly and year to date earnings reflects higher operating income for the Company’s natural gas and propane segments from continued growth and colder temperatures on the Delmarva Peninsula, which increased volumes sold to customers. The Company estimates that the growth and colder weather contributed $3.4 million and $1.7 million, respectively, to gross margin during the first six months of 2007.

Highlights during the quarter included:

•
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva and Florida natural gas distribution operations showing 8 and 7 percent increases in residential customers, respectively over the second quarter of 2006; and the Delmarva propane Community Gas Systems generating a 27 percent increase in customers over the second quarter of 2006.

•
Gross margin for the Company’s natural gas transmission operation increased by approximately $918,000 over the second quarter 2006 due to the implementation of additional firm transportation services in November of 2006.

•	Continued capital investment to support customer growth resulted in an increase of $4.9 million to net property, plant and equipment during the quarter.

•
On May 2, 2007, the Board of Directors of Chesapeake Utilities Corporation raised the annualized dividend two cents per share from $1.16 to $1.18 per share. The quarterly dividend of $0.295 per share was paid July 5, 2007 to all shareholders of record at the close of business on June 13, 2007.

“Strong customer growth continues to create opportunities for the Company, and our employees continue to take advantage of these opportunities to produce higher levels of earnings,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We are pleased with the operational performance at each of our business segments and are excited about the potential for additional growth and what that can mean for our shareholders.”

The discussions of the results for the periods ended June 30, 2007 and 2006 use the terms “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.

Comparative results for the quarter ended June 30, 2007 and 2006

Operating income was $3.7 million for the second quarter of 2007, compared to $3.2 million for the same period in 2006, representing an increase of $483,000, or 15 percent. Gross margin increased $2.5 million, or 16 percent, compared to 2006, primarily due to continued customer growth and the positive impact of colder weather in the second quarter of 2007.

Natural Gas Operations

Natural gas operating income for the quarter increased $492,000, or 14 percent, on gross margin growth of $1.8 million, compared to the second quarter of 2006. Items contributing to the period-over-period increase in gross margin include:

Gross margin for the three months ended June 30, 2006	$ 11,445,000
Growth	1,330,000
Rate increase	295,000
Weather	224,000
Other	(59,000)
Gross margin for the three months ended June 30, 2007	$13,235,000

▪
The natural gas segment continues to experience strong customer growth as the Delmarva and Florida natural gas distribution operations experienced increases of 8 and 7 percent, respectively, in residential customers. The natural gas transmission operation also added $918,000 to gross margin during this period from new transportation capacity contracts implemented in November of 2006.

▪
Rate increases for the Company’s Maryland natural gas distribution and its natural gas transmission operations contributed $295,000 additionally to gross margin in the second quarter of 2007 as compared to the second quarter of 2006. In October of 2006, the Maryland Public Service Commission granted the Company an increase in its base rates, which resulted in an $183,000 period-over-period increase to gross margin in the second quarter of 2007. The natural gas transmission operation implemented temporary rates, subject to refund, in May of 2007 which represented $112,000 of additional gross margin.

▪
Weather contributed to the increase in gross margin in the second quarter 2007 compared to the same period in 2006, as temperatures on the Delmarva Peninsula were 36 percent colder in 2007. The Company estimates that the colder temperatures led to an increase in gross margin during the quarter of approximately $224,000 when compared to 2006.

Other operating expenses for the natural gas segment increased $1.3 million, or 16 percent, for the second quarter of 2007 compared to the second quarter of 2006, due primarily to costs of supporting the continued customer growth, including higher payroll and incentive compensation, benefits, depreciation, and property taxes, as well as, the Company’s receipt of approval from the Federal Energy Regulatory Commission in the second quarter of 2006 to defer $310,000 of pre-service costs related its Energylink Expansion Project. The deferral of these costs resulted in lower expenses in the second quarter of 2006. The Energylink Expansion Project proposes the construction of approximately 63 miles of new pipeline facilities to transport natural gas from Calvert County, Maryland, crossing under the Chesapeake Bay into Dorchester and Caroline Counties, Maryland, to points on the Delmarva Peninsula where such facilities would interconnect with the Company’s existing facilities in Sussex County, Delaware.

Propane Operations

The propane segment incurred an operating loss of $546,000, representing an increased loss of $104,000, or 24 percent, for the second quarter of 2007 compared to the same period in 2006. The gross margin growth of $408,000 was offset by an increase in other operating expenses of $512,000. Items contributing to the period-over-period increase in gross margin include:

Gross margin for the three months ended June 30, 2006	$ 3,156,000
Weather	201,000
Growth from Community Gas Systems	116,000
Propane wholesale & marketing	153,000
Decrease in margin per retail gallon	(159,000)
Other	97,000
Gross margin for the three months ended June 30, 2007	$3,564,000

▪
Temperatures on the Delmarva Peninsula were 36 percent colder in the second quarter of 2007 compared the same period in 2006, which contributed to an increase of 365,000 gallons, or 13 percent, sold during this period in 2007 when compared to the same period in 2006. The Company estimates that the colder weather increased gross margin by approximately $201,000 for the Delmarva propane distribution operation compared to the second quarter of 2006.

▪
Continued customer growth for the Delmarva Community Gas Systems (“CGS”) accounted for an $116,000 increase in gross margin for the first quarter 2007, compared to the same period in 2006. The average number of customers increased by approximately 1,020 to a total count of approximately 4,800, or a 27 percent increase, compared to the second quarter of 2006.

▪
Increased market opportunities that arose in the second quarter of 2007 due to price volatility in the propane wholesale market resulted in $153,000 in additional gross margin from the wholesale marketing operation.

▪
Gross margin decreased by $159,000 in the second quarter of 2007 compared to the same period in 2006 because of reductions in the average gross margin per retail gallon. Gross margin per retail gallon decreased as a result of market prices for propane, during the current quarter, being reduced to levels closer to the Company’s inventory price per gallon.

Other operating expenses of the propane unit increased for the quarter by $512,000, or 14 percent, compared to the second quarter of 2006, primarily from an increase in health care costs, propane tank maintenance and recertifications, depreciation expense, as well as, the recovery of $87,000 in fixed costs in 2006 from one of our propane suppliers in response to a propane contamination incident in March 2006. The recovery of these costs resulted in lower expenses in 2006.

Advanced Information Services

The advanced information services segment experienced gross margin growth of approximately $376,000, or 30 percent, and contributed operating income of $179,000 for the second quarter of 2007. Increases in revenue and gross margin were almost completely offset by increases in other operating expenses, consequently operating income increased by only $7,000 compared to the same period in 2006. The improved gross margin reflects an increase in consulting revenues, as the number of billable hours increased 20 percent, and additional income from Managed Database Administration (“MDBA”) services. The advanced information services segment began the MDBA service in 2006 to provide third parties with professional database monitoring and support solutions.

Interest Expense

Total interest expense for the second quarter of 2007 increased approximately $93,000, or six percent, compared to the same period in 2006. The higher interest expense was primarily due to:

▪	An increase in the average long-term debt balance in 2007 compared to 2006, partially offset by a lower average interest rate on long-term debt; and

▪	Higher average short-term interest rates, partially offset by a decrease in the average short-term debt balance.

Comparative results for the six months ended June 30, 2007 and 2006

Operating income was $18.3 million for the first six months of 2007, compared to $14.6 million for the same period in 2006, representing an increase of $3.6 million, or 25 percent. Gross margin increased $7.0 million, or 17 percent, compared to 2006, primarily due to continued customer growth and the positive impact of colder weather experienced in the first six months of 2007.

Natural Gas Operations

Natural gas operating income for the first six months of 2007 increased $2.1 million, or 18 percent, on gross margin growth of $4.1 million, compared to the same period in 2006. Items contributing to the period-over-period increase in gross margin include:

Gross margin for the six months ended June 30, 2006	$ 27,858,000
Growth	2,899,000
Weather	756,000
Rate increase	607,000
Other	(144,000)
Gross margin for the six months ended June 30, 2007	$31,976,000

▪
The natural gas segment continues to experience strong customer growth as the Delmarva and Florida natural gas distribution operations experienced increases of 8 and 7 percent, respectively, in residential customers. The natural gas transmission operation also added $1.8 million to gross margin from the new transportation capacity contracts implemented in November of 2006.

▪
Weather contributed to the increase in gross margin in the first six months of 2007 compared to the same period in 2006, as temperatures on the Delmarva Peninsula were 21 percent colder in 2007. The Company estimates that the colder temperatures contributed approximately $756,000 to gross margin when compared to the same period in 2006.

▪
Rate increases for the Company’s Maryland natural gas distribution and its natural gas transmission operations contributed $607,000 in additional gross margin in the first six months of 2007. In October 2006, the Maryland Public Service Commission granted the Company an increase in its base rates, which resulted in a $495,000 period-over-period increase to gross margin. The natural gas transmission operation implemented temporary rates, subject to refund, in May 2007, which contributed $112,000 of additional gross margin.

Other operating expenses for the natural gas segment increased $2.0 million, or 12 percent, for the first six months of 2007 compared to the second quarter of 2006, due primarily to costs to support the customer growth, including higher payroll and incentive compensation, benefits, depreciation, property taxes, and regulatory expenses, as well as, a deferral of pre-service costs related to the Energylink Expansion Project, which was approved in the second quarter of 2006, and resulted in a $310,000 decrease in expenses for the second quarter and first six months of 2006.

Propane Operations

Propane operating income for the first six months increased $1.3 million, or 45 percent, on gross margin growth of $2.5 million, compared to the same period in 2006. Items contributing to the period-over-period increase in gross margin include:
Gross margin for the six months ended June 30, 2006	$ 10,611,000
Weather	931,000
Increase in margin per retail gallon	622,000
Growth from Community Gas Systems	529,000
Propane wholesale & marketing	367,000
Other	94,000
Gross margin for the six months ended June 30, 2007	$13,154,000

▪
Temperatures on the Delmarva Peninsula were 21 percent colder in the first six months of 2007 compared the same period in 2006, which contributed to the increase of 1.9 million gallons, or 13 percent, sold during this period in 2007 when compared to the same period in 2006. The Company estimates that the colder weather increased gross margin by approximately $931,000 for the Delmarva propane distribution operation compared to the first six months of 2006.

▪
Gross margin increased by $622,000 in the first six months of 2007 compared to the same period in 2006 because of improvements in the average gross margin per retail gallon. Gross margin per retail gallon increased as a result of market prices for propane rising to levels greater than the Company’s inventory price per gallon.

▪
Continued customer growth for the Delmarva CGS contributed to the increase of $529,000 in gross margin for the first six months of 2007, compared to the same period in 2006. The average number of customers increased by approximately 1,000 to a total count of approximately 4,680, or a 27 percent increase, compared to the same period in 2006.

▪
Gross margin for the Company’s propane wholesale marketing operation increased by $367,000 for the first six months of 2007 compared to the same period in 2006. The higher gross margin reflects the increased market opportunities that arose in 2007 due to price volatility in the propane wholesale market.

Other operating expenses of the propane unit increased for the first six months of 2007 by $1.2 million, or 16 percent, compared to the first six months of 2006, primarily due to an increase in costs to support customer growth and improved operating results, including higher payroll and incentive compensation, benefits, depreciation, and tank maintenance and recertifications, as well as, the recovery of $387,000 in fixed costs in 2006 from one of our propane suppliers in response to a propane contamination incident in March 2006. The recovery of these costs resulted in lower expenses in 2006.

Advanced Information Services

The advanced information services segment reported operating income of $228,000 for the first six months of 2007, representing an increase of $39,000 compared to the same period in 2006. The improved results are attributable primarily to an increase in consulting revenues, as the number of billable hours increased 17 percent, and additional income from Managed Database Administration (“MDBA”) services. The increased revenues were partially offset by higher other operating expenses as the Company incurred costs to support growth and improved earnings.

Interest Expense

Total interest expense for the first six months of 2007 increased approximately $199,000, or seven percent, compared to the same period in 2006. The higher interest expense was primarily due to:

▪	An increase in the average long-term debt balance in 2007 compared to 2006, partially offset by lower average interest rate on long-term debt; and

▪	Higher average short-term interest rates, partially offset by a decrease in the average short-term debt balance.

Condensed Consolidated Statements of Income
For the Periods Ended June 30, 2007 and 2006
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Second Quarter		Year to Date
	2007	2006	2007	2006
Operating Revenues	$52,502	$44,304	$146,029	$135,254

Operating Expenses
Cost of sales, excluding costs below	34,233	28,506	98,169	94,430
Operations	10,316	8,852	20,876	18,453
Maintenance	565	584	1,145	1,028
Depreciation and amortization	2,368	2,037	4,683	4,014
Other taxes	1,332	1,120	2,886	2,686
Total operating expenses	48,814	41,099	127,759	120,611
Operating Income	3,688	3,205	18,270	14,643
Other income, net of other expenses	235	64	288	142
Interest charges	1,595	1,501	3,194	2,995
Income Before Income Taxes	2,328	1,768	15,364	11,790
Income taxes	846	635	5,891	4,561
Net Income	$1,482	$1,133	$9,473	$7,229

Earnings Per Share of Common Stock:
Basic	$0.22	$0.19	$1.41	$1.22
Diluted	$0.22	$0.19	$1.39	$1.20
Basic weighted average shares outstanding	6,737	5,952	6,722	5,931
Diluted weighted average shares outstanding	6,850	5,964	6,835	6,070

Supplemental Income Statement Data
For the Periods Ended June 30, 2007 and 2006
Dollars in Thousands
(Unaudited)

	Second Quarter		Year to Date
	2007	2006	2007	2006
Gross Margin (1)
Natural Gas	$13,235	$11,445	$31,976	$27,858
Propane	3,564	3,156	13,154	10,611
Advanced Information Services	1,649	1,273	3,120	2,495
Other	(179)	(76)	(390)	(140)
Total Gross Margin	$18,269	$15,798	$47,860	$40,824

Operating Income
Natural Gas	$3,992	$3,501	$13,608	$11,496
Propane	(546)	(442)	4,328	2,992
Advanced Information Services	179	172	228	188
Other	63	(26)	106	(33)
Total Operating Income	$3,688	$3,205	$18,270	$14,643

Heating Degree-Days — Delmarva Peninsula
Actual	527	388	2,966	2,457
10-year average (normal)	496	512	2,737	2,793
(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	June 30, 2007	December 31, 2006
Property, Plant and Equipment
Natural gas	$277,240	$269,013
Propane	46,362	44,792
Advanced information services	1,098	1,054
Other plant	9,140	9,147
Total property, plant and equipment	333,840	324,006
Less: Accumulated depreciation and amortization	(89,485)	(85,010)
Plus: Construction work in progress	6,740	1,829
Net property, plant and equipment	251,095	240,825

Investments	2,132	2,016

Current Assets
Cash and cash equivalents	909	4,488
Accounts receivable (less allowance for uncollectible
accounts of $720 and $662, respectively)	40,939	44,969
Accrued revenue	1,394	4,325
Propane inventory, at average cost	6,875	7,187
Other inventory, at average cost	1,369	1,565
Regulatory assets	650	1,276
Storage gas prepayments	5,120	7,393
Income taxes receivable	1,218	1,079
Deferred income taxes	412	1,365
Prepaid expenses	2,996	2,281
Other current assets	3,642	1,555
Total current assets	65,524	77,483

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	185	192
Pension	630	591
Long-term receivables	773	824
Other regulatory assets	1,758	1,765
Other deferred charges	2,593	1,215
Total deferred charges and other assets	6,613	5,261

Total Assets	$325,364	$325,585

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Capitalization and Liabilities	June 30, 2007	December 31, 2006
Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share
(authorized 12,000 shares)	$3,282	$3,255
Additional paid-in capital	64,129	61,960
Retained earnings	51,807	46,271
Accumulated other comprehensive income	(335)	(335)
Deferred compensation obligation	1,371	1,119
Treasury stock	(1,371)	(1,118)
Total stockholders' equity	118,883	111,152
Long-term debt, net of current maturities	69,965	71,050
Total capitalization	188,848	182,202

Current Liabilities
Current portion of long-term debt	7,656	7,656
Short-term borrowing	23,569	27,554
Accounts payable	26,645	33,871
Customer deposits and refunds	7,863	7,502
Accrued interest	811	832
Dividends payable	1,989	1,939
Accrued compensation	1,881	2,901
Regulatory liabilities	6,118	4,199
Other accrued liabilities	5,740	4,007
Total current liabilities	82,272	90,461

Deferred Credits and Other Liabilities
Deferred income taxes	27,155	26,517
Deferred investment tax credits	301	328
Other regulatory liabilities	1,053	1,236
Environmental liabilities	103	212
Accrued pension costs	2,242	2,199
Accrued asset removal cost	19,355	18,411
Other liabilities	4,035	4,019
Total deferred credits and other liabilities	54,244	52,922

Total Capitalization and Liabilities	$325,364	$325,585

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799